EXHIBIT 99.1
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                  SEMOTUS SOLUTIONS STRENGTHENS EXECUTIVE TEAM

LOS GATOS, Calif., Dec. 15, 2005 (PRIMEZONE) -- Semotus Solutions (AMEX:DLK -
News), an innovative leader of software solutions for enterprise mobility, today announced that Pamela LaPine, co-founder of Semotus has been appointed President of Semotus Solutions. In addition, Umair Khan, current President of Clickmarks, Inc., a wholly-owned subsidiary of the Company, has been officially named Chief Operating Officer of Semotus.

"I am very pleased to announce these key appointments to Semotus' executive leadership team. In her current capacity as EVP of Sales and Marketing, Pamela has been responsible for establishing the Company's Fortune 1000 customer base, growing revenues, and defining Semotus' evolving product strategies. She secured the JPMorgan Chase joint venture that catapulted the Company into the professional market for real time wireless financial data. As President, she will have P&L responsibility and be tasked with overseeing the design and execution of several business development initiatives designed to drive global market penetration for our Company and its subsidiaries," stated Anthony LaPine, Semotus Chairman and CEO. "Since first joining Semotus as President of Clickmarks, following our acquisition of the Company earlier this year, Umair has distinguished himself as a notable leader who clearly shares our vision for and confidence in the future of Semotus Solutions. His proven managerial skill, technological expertise and operational know-how will surely serve our Company well, as we continue to execute our ambitious global growth strategy."

As President of Semotus Solutions, Ms. LaPine will be responsible for growing the Company's revenues and achieving long term profitably. She will have overall responsibility for achieving P&L objectives with focus on Sales and Marketing. Ms. LaPine possesses over 20 years of management experience in the areas of P&L, strategic planning, corporate operations, finance, marketing and business development. Prior to co-founding Semotus with her husband Anthony LaPine, she held executive positions with Partners Petroleum and Olympiad Corporation, and served as Marketing Director at Digital Recording Corporation. She also guided strategic planning initiatives at LaPine Technologies. Ms. LaPine attended the University of Utah and has studied at Herriot Watt University in their MBA program.

As newly appointed COO of Semotus, Mr. Khan will be responsible for enhancing and expanding the product offerings of the Company and overseeing the day-to-day Engineering operations. He will continue to contribute to driving revenue growth at Clickmarks while expanding Global Business Development efforts at the Company. As the co-founder and CEO of Clickmarks (prior to its acquisition by Semotus in early 2005), he raised $27 million in venture funding, built an enterprise-class integration and extension platform, oversaw the acquisition and support of Fortune 50 customers, including Vodafone, NTT and Unisys. He was also Founder and Chairman of Wordwalla, a venture-backed Silicon Valley company providing

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multilingual software solutions for web and mobile applications; and co-founded
Chowk, a niche web portal focused on South Asia. Mr. Khan has over 25 industry patents granted or pending in Computer System Design and Architecture, including four from his work as a Lead Engineer at Intel Corporation. Mr. Khan received a BS in Mathematics with Computer Science and an MS in Computer Engineering from MIT, where in 1991 he was elected Institutional Nominee by the Department of Mathematics, as one of six distinguished scholars in Mathematics.

ABOUT SEMOTUS SOLUTIONS
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Founded in 1993, Semotus Solutions is the premier provider of software for the mobile enterprise, connecting employees to critical business systems, information and processes. Semotus has a Fortune 1000-installed customer base and more than 600 corporate clients including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan Chase and The United Nations. Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, health care and m-commerce. For more information on the Company, please visit the following web sites: http://www.semotus.com; http://www.hiplinkwireless.com; http://www.clickmarks.com; http://www.xb.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:
          Elite Financial Communications Group
          Dodi Handy, President and CEO
          407-585-1080
          dlk@efcg.net